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EXHIBIT 21.1

SUBSIDIARIES OF LIQUIDITY SERVICES, INC.

Company	Jurisdiction of Organization
Surplus Acquisition Venture, LLC	Delaware
Government Liquidation.com, LLC*	Delaware
Liquidity Services Limited	UK
Geneva Auctions, Ltd.**	UK
Geneva Industries, Ltd.**	UK
Willen Trading, Ltd.**	UK
DOD Surplus LLC	Delaware
Liquidity Services, GmbH	Germany
Liquidity Services Asia Limited	China (Hong Kong)
Liquidity Services Co., Ltd.	China (Beijing)
GovDeals, Inc.	Delaware

*
Government Liquidation.com, LLC is a subsidiary of Surplus Acquisition Venture, LLC

**
Geneva Auctions, Ltd., Geneva Industries, Ltd. and Willen Trading, Ltd. are subsidiaries of Liquidity Services, Ltd.

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  EXHIBIT 21.1